Exhibit 99.2

RECONCILIATION OF NON-GAAP MEASURES

NON-GAAP MEASURES Adjusted Diluted Earnings Per Share To provide additional transparency, the company has presented the non-GAAP financial measure of adjusted earnings per share to exclude the impact of certain discrete items, as further described below, not contemplated in Lowe’s original Business Outlook for 2017 to assist the user in understanding performance relative to that Business Outlook. The company believes this non-GAAP financial measure provides useful insight for analysts and investors in evaluating the company’s operational performance. In the first quarter of 2017, the company recognized a $464 million or $0.33 per share loss on extinguishment of debt in connection with a $1.6 billion cash tender offer. Adjusted diluted earnings per share should not be considered an alternative to, or more meaningful indicator of, the company’s diluted earnings per share as prepared in accordance with GAAP. The company’s methods of determining this non-GAAP financial measure may differ from the method used by other companies for this or similar non-GAAP financial measures. Accordingly, this non-GAAP measure may not be comparable to the measures used by other companies.

RECONCILIATION OF NON-GAAP MEASURES Three Months Ended May 4, 2018 May 5, 2017 Pre-Tax Earnings Tax Net Earnings Pre-Tax Earnings Tax Net Earnings Diluted earnings per share, as reported $1.19 $0.70 Loss on extinguishment of debt - - - 0.54 (0.21) 0.33 Adjusted diluted earnings per share $1.19 $1.03 The following provides a reconciliation of adjusted diluted earnings per share to diluted earnings per common share, the most directly comparable GAAP financial measure.